Exhibit 99.1

Crossroads Capital Announces Filing of Its Quarterly Report and Extension of Stock Repurchase Program

LINCOLN, Neb., Nov. 10, 2016 /PRNewswire/ -- Crossroads Capital, Inc. (Nasdaq: XRDC) has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 with the U.S. Securities and Exchange Commission. A copy of the Quarterly Report on Form 10-Q is available at www.xroadscap.com within the Investor Relations tab.

The Company's Board of Directors has also authorized an extension of the Company's $2 million stock repurchase program for an additional six months to expire on May 10, 2017. Under the repurchase program, the Company is authorized to repurchase shares of its common stock in open market transactions, including through block purchases, depending on prevailing market conditions and other factors. This stock repurchase program may be extended, modified or discontinued at any time for any reason. Furthermore, the repurchase program does not obligate the Company to acquire any specific number of shares and all repurchases will be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases.

About Crossroads Capital, Inc.
Crossroads Capital, Inc. (www.xroadscap.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940.

Investor Relations Contact:	Ben H. Harris Chief Executive Officer and President
(402) 261-5345
ben@xroadscap.com

Forward-Looking Statements
This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Capital's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" set forth in Crossroads Capital's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission ("SEC"), and subsequent filings with the SEC. Please refer to Crossroads Capital's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Crossroads Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Crossroads Capital's website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.